Exhibit 10.3

TERMINATION AGREEMENT

TERMINATION AGREEMENT (this “Agreement”), dated as of April 19, 2021, by and between FS Special Opportunities I, L.P., a Minnesota limited partnership (“FS Special Opportunities”), and PW Partners, LLC, a Delaware limited liability company (“PW Partners”).

W I T N E S S E T H:

WHEREAS, on November 10, 2017, PW Partners entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) with Famous Dave’s of America, Inc. (now known as BBQ Holdings, Inc. and referred to herein as the “Company”) pursuant to which the Company sold 418,169 shares of common stock of the Company (the “Shares”) to PW Partners on behalf of FS Special Opportunities;

WHEREAS, on November 10, 2017, PW Partners and FS Special Opportunities entered into that certain Investment Agreement (the “Investment Agreement”) pursuant to which, among other things, PW Partners designated FS Special Opportunities as the purchaser of the Shares under the Stock Purchase Agreement and FS Special Opportunities appointed PW Partners, including any authorized officer thereof, as its proxy, with full power of substitution, to vote the Shares on behalf of FS Special Opportunities at any annual or special meeting of shareholders of the Company (or in connection with any written action taken in lieu of such a meeting) (the “Proxy”); and

WHEREAS, PW Partners and FS Special Opportunities desire to terminate the Investment Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Termination. PW Partners and FS Special Opportunities hereby agree that the Investment Agreement, including the Proxy, shall terminate immediately upon the parties’ execution and delivery of this Agreement and from such time shall have no further force or effect. For the avoidance of doubt, nothing in this Agreement shall rescind or alter any rights that were assigned to FS Special Opportunities under the Investment Agreement.

Section 2. Miscellaneous.

(a) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

(b) Integration. This Agreement contains and constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

[Signatures on Next Page]

In witness whereof, the parties have caused this Agreement to be executed as of the date and year first written above.

PW Partners, LLC

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member

FS Special Opportunities I, L.P.

By:	/s/ Peter Haeg
	Name:	Peter Haeg
	Title:	General Partner